Contact:
Doug Farrell
Vice President of Investor Relations
408-731-5285

AFFYMETRIX REPORTS FOURTH QUARTER
AND FISCAL YEAR 2009 RESULTS

– Company reports total revenue of $88.8 million and net income of $2.8 million for Q4 –

Santa Clara, Calif.—February 3, 2010—Affymetrix, Inc., (NASDAQ: AFFX) today reported its operating results for the fourth quarter and fiscal year ended December 31, 2009. Total revenue for the fourth quarter was $88.8 million, as compared to total revenue of $78.6 million in the fourth quarter of 2008. In constant currency terms, revenue for the fourth quarter of 2009 was positively impacted by $2.6 million as compared to 2008. For the full year 2009, total revenue was $327.1 million as compared to $410.2 million, which included a one-time intellectual property payment of $90 million, for 2008.

For the fourth quarter of 2009, product revenue was $81.0 million, which consisted of consumable revenue of $71.9 million and instrument revenue of $9.1 million.  Service revenue was $5.9 million, and royalties and other revenue were $1.9 million. This compares to fourth quarter 2008 product revenue of $66.6 million, service revenue of $8.5 million, and royalties and other revenue of $3.5 million.

For the full year 2009, product revenue was $279.2 million, which consisted of consumable revenue of $255.7 million and instrument revenue of $23.5 million. Service revenue was $39.6 million, and royalties and other revenue were $8.3 million. This compares to full year 2008 product revenue of $270.4 million, service revenue of $32.1 million, and royalties and other revenue of $107.7 million, which included an intellectual property payment of $90 million.

Affymetrix shipped 42 systems in the fourth quarter of 2009, bringing its cumulative systems shipped to approximately 1,930.

The Company reported a net income of approximately $2.8 million, or $0.04 per diluted share, in the fourth quarter of 2009.  This compares to net loss of $318.7 million, or $4.65 per diluted share, in the same period of 2008 which included a pretax goodwill impairment charge of $239.1 million, or $3.49 per diluted share, and a pretax restructuring charge of $14.3 million, or $0.21 per diluted share.

Fiscal year 2009 net loss was $23.9 million, or $0.35 per diluted share, which included a $17.4 million gain from the repurchase of convertible notes, or $0.25 per diluted share, and restructuring charges of $2.2 million, or $0.03 per diluted share. This is compared to net loss of $307.9 million, or $4.49 per diluted share, for fiscal year 2008 which included a pretax goodwill impairment charge of $239.1 million, or $3.49 per diluted share, and a pretax restructuring charge of $43.7 million, or $0.64 per diluted share.

For the fourth quarter of 2009, cost of product sales was $31.3 million compared to $36.3 million in the same period of 2008. Cost of services and other was $3.7 million compared to $7.0 million in the same period of 2008. Product gross margin was 61.3 percent, as compared to 45.5 percent in the same period of 2008, including the impact of impairment charges of $4.1 million and acquisition-related charges of $0.7 million.

For the full year 2009, cost of product sales was $126.4 million as compared to $126.9 million in 2008. Cost of services and other was $23.9 million compared to $25.2 million in 2008. Product gross margin was 54.7 percent as compared to 53.1 percent in 2008.

For the fourth quarter of 2009, operating expenses were $51.3 million as compared to operating expenses of $313.5 million, which included $239.1 million and $3.6 million of goodwill and other asset impairment charges, respectively, and restructuring charges of $14.3 million, in the fourth quarter of 2008.

For the full year 2009, operating expenses were $209.9 million which included restructuring charges of $2.2 million, as compared to operating expenses of $500.6 million, which included goodwill impairment charges of $239.1 million and restructuring charges of $43.7 million, in 2008.

“In 2009, we successfully executed against the business priorities that we described at the outset of the year, specifically reengineering our technology platform,  entering new markets and increasing our operating leverage,” stated President and CEO, Kevin King. “Revenue for the fourth quarter increased 13% over the prior year, driven by an 8% increase in our RNA business and a 30% increase in sales of our genotyping products. In 2010, we expect to generate improved revenue growth and to be profitable for the year.”

Quarterly Highlights

Genotyping

In October, Kaiser Permanente and the University of California, San Francisco (UCSF) entered into an agreement with Affymetrix to conduct genome-wide analyses of DNA samples from 100,000 Kaiser Permanente members for a large-scale research program designed to create a new resource for studying disease, health, and aging. Scientists from the program will use the just-launched Axiom Genotyping Solution™, which delivers high-throughput, automated technology enabling researchers to find novel and common genetic variations associated with complex disease.

Additionally, the Company announced that the Institute for Pharmacogenomics and Individualized Therapy (IPIT) at the University of North Carolina in Chapel Hill is using Affymetrix’s DMET™ Plus biomarker panel to expand the Pharmacogenetics for Every Nation Initiative (PGENI). The PGENI’s mission is to help developing countries use genetic information to improve their drug dosing decision-making process.

Affymetrix' management team will host a conference call on February 3, 2010 at 2:00 p.m. PT to review its operating results for the fourth quarter and fiscal year 2009. A live webcast can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (866) 500-AFFX, international: (706) 643-2771.

A replay of this call will be available from 5:00 p.m. PT on February 3, 2010 until 8:00 p.m. PT on February 10, 2010 at the following numbers: domestic: (800) 642-1687, international: (706) 645-9291. The passcode for both replays is 50159245.  An archived webcast of the conference call will be available under the Investor Relations section of the Company's website at www.affymetrix.com.

About Affymetrix
GeneChip® microarray technology is the industry-standard tool for analyzing complex genetic information. After inventing the technology in the late 1980s, Affymetrix scientists have been dedicated to developing innovative products that provide researchers with a more complete view of the genome. These products accelerate genetic research that will allow physicians to develop diagnostics and tailor treatments for individual patients by identifying and measuring the genetic information associated with complex diseases. Today, Affymetrix technology is used by the world's top pharmaceutical, diagnostic, and biotechnology companies, as well as by leading academic, government, and non-profit organizations. Affymetrix has installed almost 1,950 systems around the world and more than 21,000 peer-reviewed papers have been published using its microarray technology. Affymetrix is headquartered in Santa Clara, California. For more information about Affymetrix, please visit the company's website at www.affymetrix.com.

All statements in this press release that are not historical are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix' "expectations," "beliefs," "hopes," "intentions," "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to: risk relating to the company’s ability to successfully commercialize new products, risk relating to past and future acquisitions, including the ability of the company to successfully integrate such acquisitions into its existing business; risks of the company's ability to achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses; uncertainties relating to technological approaches, risks associated with manufacturing and product development; personnel retention; uncertainties relating to cost and pricing of Affymetrix products; dependence on collaborative partners; uncertainties relating to sole-source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix' Form 10-K for the year ended December 31, 2008, and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

PLEASE NOTE:
Affymetrix, the Affymetrix logo, GeneChip, and all other trademarks are the property of Affymetrix, Inc.

- Financial Charts to Follow -

AFFYMETRIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	December 31,	December 31,
	2009	2008
ASSETS:		(Note 1)
Current assets:
Cash and cash equivalents	$65,642	$113,292
Restricted cash—short-term portion	1,686	4,402
Available-for-sale securities—short-term portion	213,377	250,970
Accounts receivable, net	64,933	62,726
Inventories	54,490	51,333
Deferred tax assets—current portion	1,172	1,077
Prepaid expenses and other current assets	15,903	15,725
Total current assets	417,203	499,525
Available-for-sale securities—long-term portion	64,760	26,900
Property and equipment, net	68,182	89,345
Acquired technology rights, net	49,855	62,569
Deferred tax assets—long-term portion	4,720	4,764
Restricted cash—long-term portion	1,109	2,175
Other assets	25,121	28,032
Total assets	$630,950	$713,310

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued liabilities	$57,183	$62,559
Deferred revenue—current portion	14,534	16,198
Total current liabilities	71,717	78,757
Deferred revenue—long-term portion	3,898	3,583
Other long-term liabilities	10,295	10,972
Convertible notes	247,201	316,341
Stockholders’ equity:
Common stock	710	703
Additional paid-in capital	733,378	721,641
Accumulated other comprehensive income (loss)	4,051	(2,296)
Accumulated deficit	(440,300)	(416,391)
Total stockholders’ equity	297,839	303,657
Total liabilities and stockholders’ equity	$630,950	$713,310

Note 1:
The condensed consolidated balance sheet at December 31, 2008 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2008.

AFFYMETRIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
REVENUE:
Product sales	$80,988	$66,612	$279,186	$270,392
Services	5,885	8,539	39,563	32,096
Royalties and other revenue	1,915	3,423	8,345	107,761
Total revenue	88,788	78,574	327,094	410,249
COSTS AND EXPENSES:
Cost of product sales	31,330	36,328	126,377	126,909
Cost of services and other	3,650	6,990	23,949	25,231
Research and development	16,950	25,384	77,358	84,482
Selling, general and administrative	34,562	34,379	130,838	127,161
Acquired in-process technology	-	300	-	6,200
Restructuring charges	283	14,328	2,180	43,707
Goodwill impairment (credits) charges	(450)	239,098	(450)	239,098
Total costs and expenses	86,325	356,807	360,252	652,788
Income (loss) from operations	2,463	(278,233)	(33,158)	(242,539)
Interest income and other, net	1,299	3,799	2,589	14,629
Interest expense	2,435	3,457	10,945	14,091
Gain from repurchase of convertible notes	-	-	17,447	-
Income (loss) before income taxes	1,327	(277,891)	(24,067)	(242,001)
Income tax (benefit) provision	(1,468)	40,825	(158)	65,918
Net income (loss)	$2,795	$(318,716)	$(23,909)	$(307,919)

Basic and diluted net income (loss) per common share	$0.04	$(4.65)	$(0.35)	$(4.49)

Shares used in computing basic net income (loss) per common share	68,820	68,598	68,722	68,556
Shares used in computing diluted net income (loss) per common share	69,374	68,598	68,722	68,556